Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Second Quarter 2013 Operating Results

Baton Rouge, LA – August 8, 2013 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2013.

Three Months Results

Lamar reported net revenues of $324.7 million for the second quarter of 2013 versus $304.9 million for the second quarter of 2012, a 6.5% increase. Operating income for the second quarter of 2013 was $70.3 million as compared to $64.5 million for the same period in 2012. Lamar recognized $21.3 million in net income for the second quarter of 2013 compared to a net income of $13.9 million for the second quarter of 2012.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net income (loss) at the end of this release) for the second quarter of 2013 was $148.4 million versus $138.2 million for the second quarter of 2012, a 7.3% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2013 was $86.7 million as compared to $73.7 million for the same period in 2012, a 17.7% increase.

Pro forma net revenue for the second quarter of 2013 increased 2.7% and pro forma Adjusted EBITDA increased 3.5% as compared to the second quarter of 2012. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2012 period for acquisitions and divestitures for the same time frame as actually owned in the 2013 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Six Months Results

Lamar reported net revenues of $608.2 million for the six months ended June 30, 2013 versus $571.1 million for the same period in 2012, a 6.5% increase. Operating income for the six months ended June 30, 2013 was $96.2 million as compared to $90.3 million for the same period in 2012. Adjusted EBITDA for the six months ended June 30, 2013 was $258.4 million versus $238.1 million for the same period in 2012. In addition, Lamar recognized net income of $15.2 million for the six months ended June 30, 2013 as compared to a net loss of $8.9 million for the same period in 2012.

Free Cash Flow for the six months ended June 30, 2013 increased 15.9% to $136.7 million as compared to $117.9 million for the same period in 2012.

Liquidity

As of June 30, 2013, Lamar had $361.9 million in total liquidity that consists of $243.0 million available for borrowing under its revolving senior credit facility and approximately $118.9 million in cash and cash equivalents.

Real Estate Investment Trust Update

As previously announced, we are actively considering an election to real estate investment trust (REIT) status and are currently evaluating the steps necessary to implement conversion to a REIT. In conjunction with this review, we submitted a private letter ruling request to the U.S. Internal Revenue Service (the “IRS”) in November of 2012 regarding a potential REIT election. As disclosed in June 2013, we have been advised by the IRS that it has decided to study the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the U.S. Internal Revenue Code. We have received no additional information from the IRS to date with respect to the status of our private letter ruling request and the duration of the IRS’s study could delay the issuance of the private letter ruling. Based on current information, we have no reason to conclude that we will not be in a position to convert to a REIT effective for the taxable year beginning January 1, 2014.

Our decision to proceed with a REIT election is subject to the approval of our board of directors. A favorable IRS ruling, if received, does not guarantee that we would succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. We may not ultimately pursue a conversion to a REIT, and we can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

Guidance

For the third quarter of 2013 the Company expects net revenue to be approximately $320 million to $323 million. On a pro forma basis this represents an increase of approximately 1% to 2%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the third quarter of 2013 and our consideration of an election to real estate investment trust status. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) our ability to qualify as a REIT. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Thursday August 8, 2013 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Pass Code:	Lamar

Replay:	1-334-323-7226
Pass Code:	36185060
Available through Tuesday, August 13, 2013 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Tuesday, August 13, 2013 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and approximately 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net revenues	$324,684	$304,872	$608,163	$571,110

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	110,723	105,071	217,242	208,494
General and administrative expenses (exclusive of depreciation and amortization and non-cash compensation)	52,131	49,590	106,393	100,904
Corporate expenses (exclusive of depreciation and amortization and non- cash compensation)	13,444	11,972	26,145	23,631
Non-cash compensation	6,422	4,421	17,195	7,033
Depreciation and amortization	72,408	72,995	146,309	145,368
Gain on disposition of assets	(701)	(3,634)	(1,307)	(4,570)

	254,427	240,415	511,977	480,860

Operating income	70,257	64,457	96,186	90,250

Other expense (income)
Loss on extinguishment of debt	—	—	—	29,972
Interest income	(51)	(65)	(79)	(123)
Interest expense	37,887	38,633	74,587	78,547

	37,836	38,568	74,508	108,396

Income (loss) before income tax	32,421	25,889	21,678	(18,146)
Income tax expense (benefit)	11,166	11,967	6,493	(9,252)

Net income (loss)	21,255	13,922	15,185	(8,894)
Preferred stock dividends	91	91	182	182

Net income (loss) applicable to common stock	$21,164	$13,831	$15,003	($9,076)

Earnings per share:
Basic income (loss) per share	$0.22	$0.15	$0.16	($0.10)

Diluted income (loss) per share	$0.22	$0.15	$0.16	($0.10)

Weighted average common shares outstanding:
- basic	94,337,967	93,257,798	94,157,464	93,186,036
- diluted	94,813,138	93,543,471	94,593,760	93,498,748

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$148,386	$138,239	$258,383	$238,081
Interest, net	(33,650)	(34,294)	(67,416)	(69,653)
Current tax expense	(972)	(338)	(1,385)	(783)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(26,933)	(29,795)	(52,721)	(49,542)

Free cash flow	$86,740	$73,721	$136,679	$117,921

(1)	See the capital expenditures detail included below for a breakdown by category.

Selected Balance Sheet Data:	June 30, 2013	December 31, 2012
Cash and cash equivalents	$118,880	$58,911
Working capital (deficit)	(157,999)	103,778
Total assets	3,558,521	3,514,030
Total debt (including current maturities)	2,148,918	2,160,854
Total stockholders’ equity	909,197	874,833

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Other Data:
Cash flows provided by operating activities	$100,233	$97,321	$151,954	$134,023
Cash flows used in investing activities	(52,897)	(35,054)	(82,252)	(59,094)
Cash flows (used in) provided by financing activities	(3,360)	1,143	(8,811)	(9,452)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$100,233	$97,321	$151,954	$134,023
Changes in operating assets and liabilities	15,355	8,063	40,729	36,362
Total capital expenditures	(26,933)	(29,795)	(52,721)	(49,542)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,824)	(1,777)	(3,101)	(2,740)

Free cash flow	$86,740	$73,721	$136,679	$117,921

Reconciliation of Adjusted EBITDA to Net income (loss):
Adjusted EBITDA	$148,386	$138,239	$258,383	$238,081
Less:
Non-cash compensation	6,422	4,421	17,195	7,033
Depreciation and amortization	72,408	72,995	146,309	145,368
Gain on disposition of assets	(701)	(3,634)	(1,307)	(4,570)

Operating Income	70,257	64,457	96,186	90,250

Less:
Interest income	(51)	(65)	(79)	(123)
Loss on extinguishment of debt	—	—	—	29,972
Interest expense	37,887	38,633	74,587	78,547
Income tax expense (benefit)	11,166	11,967	6,493	(9,252)

Net income (loss)	$21,255	$13,922	$15,185	($8,894)

	Three months ended June 30,
	2013	2012	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$324,684	$304,872	6.5%
Acquisitions and divestitures	—	11,417

Pro forma net revenue	$324,684	$316,289	2.7%

Reported direct advertising and G&A expenses	$162,854	$154,661	5.3%
Acquisitions and divestitures	—	6,225

Pro forma direct advertising and G&A expenses	$162,854	$160,886	1.2%

Reported outdoor operating income	$161,830	$150,211	7.7%
Acquisitions and divestitures	—	5,192

Pro forma outdoor operating income	$161,830	$155,403	4.1%

Reported corporate expenses	$13,444	$11,972	12.3%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$13,444	$11,972	12.3%

Reported Adjusted EBITDA	$148,386	$138,239	7.3%
Acquisitions and divestitures	—	5,192

Pro forma Adjusted EBITDA	$148,386	$143,431	3.5%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2012 for acquisitions and divestitures for the same time frame as actually owned in 2013.

	Three months ended June 30,
	2013	2012
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$161,830	$150,211
Less: Corporate expenses	13,444	11,972
Non-cash compensation	6,422	4,421
Depreciation and amortization	72,408	72,995
Plus: Gain on disposition of assets	701	3,634

Operating income	$70,257	$64,457

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Capital expenditure detail by category
Billboards — traditional	$6,258	$9,955	$12,476	$15,021
Billboards — digital	11,980	12,152	23,603	20,062
Logo	2,244	1,961	4,107	3,280
Transit	8	63	28	84
Land and buildings	2,824	3,230	5,608	4,915
Operating equipment	3,619	2,434	6,899	6,180

Total capital expenditures	$26,933	$29,795	$52,721	$49,542